                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material under Rule 14a-12

                            ACME COMMUNICATIONS, INC
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                           [ACME COMMUNICATIONS LOGO]


                        2101 E. FOURTH STREET, STE. 202A
                           SANTA ANA, CALIFORNIA 92705



Dear Stockholder:

                  You are cordially invited to attend the Annual Meeting of Stockholders of ACME Communications, Inc. which will be held at the offices of Trust Company of the West, 11100 Santa Monica Blvd., 20th Floor, Los Angeles, California on Thursday, May 31, 2001 at 9:00 a.m. (local time).

                  At the Annual Meeting, holders of common stock will vote upon the election of eight directors. In addition, we will ask all stockholders to ratify the appointment of KPMG LLP as our independent accountants for the 2001 fiscal year. The attached Proxy Statement contains information about these matters.

                  Whether or not you plan to attend, please promptly execute and return your proxy card to assure that your shares are represented at the meeting.

                  I hope you will be able to attend the Annual Meeting and look forward to seeing you on May 31, 2001.

                                                     Sincerely,



                                                     Jamie Kellner
                                                     Chairman of the Board and
                                                     Chief Executive Officer


April 30, 2001

                           [ACME COMMUNICATIONS LOGO]



                        2101 E. FOURTH STREET, STE. 202A
                           SANTA ANA, CALIFORNIA 92705



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 31, 2001


                  ACME Communications, Inc. will hold its Annual Meeting of Stockholders on Thursday, May 31, 2001 at the offices of Trust Company of the West, 11100 Santa Monica Blvd., 20th Floor, Los Angeles, California on Thursday, May 31, 2001 at 9:00 a.m. (local time) for the following purposes:

                  1.       To elect eight directors;

                  2. To ratify the appointment of KPMG LLP as our independent accountants for 2001; and

                  3. To transact such other business as may properly come before the meeting.

                  Only stockholders who owned stock at the close of business on April 27, 2001 can vote at this meeting or any adjournments that may take place. Even though you may plan to attend the meeting, we ask that you sign and date the enclosed proxy card, and return it without delay in the enclosed postage-paid envelope. If you are present, you may withdraw your proxy card and vote in person.

                   Please sign, date and mail the enclosed proxy card promptly in the enclosed envelope so that your shares of stock may be present at the meeting.

                                          By Order of the Board of Directors,



                                          Thomas Allen
                                          Executive Vice President,
                                          Chief Financial Officer and
                                          Secretary


April 30, 2001

                           [ACME COMMUNICATIONS LOGO]



                        2101 E. FOURTH STREET, STE. 202A
                           SANTA ANA, CALIFORNIA 92705


                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 3, 2001

                                     GENERAL

                  ACME Communications, Inc.'s Board of Directors is soliciting the enclosed proxy for use at our Annual Meeting of Stockholders to be held on Thursday, , May 31, 2001 at the offices of Trust Company of the West, 11100 Santa Monica Blvd., 20th Floor, Los Angeles, California at 9:00 a.m. (local time) and at any adjournment thereof.

                  We will vote all valid and properly executed proxies that we receive before the Annual Meeting in accordance with the instructions specified in the proxy. If proxies do not give any instructions, we will vote shares FOR:
(1) the election of the named nominees for director, and (2) ratification of KPMG, LLP's appointment as independent accountants.

                  You may revoke your proxy at any time before it is actually voted at the Annual Meeting by delivering a written notice of revocation to our corporate Secretary or attending the meeting and withdrawing your proxy.

                  We will pay the cost of this proxy solicitation. Brokers and nominees should forward soliciting materials to the beneficial owners of the stock such brokers and nominees hold of record. We will reimburse them for their reasonable forwarding expenses. Our directors, officers and regular employees, without extra compensation, may solicit proxies personally, by telephone, by mail or by other means of communication.


                                VOTING SECURITIES

                  Each share of common stock has one vote on all matters submitted to our stockholders at the Annual Meeting. Stockholders of record at the close of business on April 27, 2001 are entitled to vote at the Annual Meeting. On April 20, 2001, our issued and outstanding voting securities consisted of 16,750,000 shares of common stock.

                  The presence at the Annual Meeting, in person or by proxy, of the holders of a majority in voting power of the outstanding shares of our common stock entitled to vote will constitute a quorum for the meeting. Assuming such a quorum is present, for the purpose of electing directors, the affirmative vote of a plurality of votes cast is necessary to approve the election of directors. For the purpose of approving all other proposals presented to our stockholders at the Annual Meeting, the affirmative vote of a majority in voting power of the shares of common stock that are present in person or by proxy and entitled to vote thereon.

                                COUNTING OF VOTES

                  Our inspector of elections will count all votes cast in person, by proxy or by written consent at the meeting. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, and will be treated as votes cast and have the same effect as a vote against a proposal. Under Delaware law, if a broker or nominee indicates on its proxy that it does not have discretionary authority to vote on a particular matter as to certain shares, those shares will be counted for general quorum purposes but not be counted in determining the number of shares necessary for approval.



                               BOARD OF DIRECTORS

                              ELECTION OF DIRECTORS

                  The nominees proposed for election are Jamie Kellner, Douglas Gealy, Thomas Allen, James Collis, Brian McNeill, Thomas Embrescia, Michael Roberts and Darryl Schall. Each director will serve until the annual meeting of stockholders in 2002 or until his successor is elected and qualified.

                  Each nominee has indicated his willingness to serve if elected, but if any nominee should become unable to serve, we will vote the proxies solicited hereby for the election of such other person as our directors shall select. Background information on the directors appears below.

                       NOMINEES FOR ELECTION AS DIRECTORS

    The following table sets forth information about our directors as of April 20, 2001.

       NAME                        AGE                           POSITION                          YEAR FIRST ELECTED
       ----                        ---                           --------                          ------------------
Jamie Kellner..................    53     Chairman of the Board and Chief Executive Officer               1997
Douglas Gealy..................    40     President, Chief Operating Officer and Director                 1997
Thomas Allen...................    48     Executive Vice President, Chief Financial Officer and           1997
                                          Director
James Collis...................    38     Director                                                        1999
Thomas Embrescia...............    54     Director                                                        1998
Brian McNeill..................    45     Director                                                        1999
Michael Roberts................    52     Director                                                        1999
Darryl Schall..................    40     Director                                                        1999
----------

    Jamie Kellner is a founder of ACME and has served as our Chief Executive Officer and Chairman of the Board since 1997. Mr. Kellner is also a founder, and has been Chief Executive Officer and a partner of The WB Network since 1993. Additionally, in March 2001, Mr. Kellner became Chairman and Chief Executive Officer of AOL Time Warner's Television Networks division. Mr. Kellner was President of Fox Broadcasting Company from its inception in 1986 to 1993.

    Douglas Gealy is a founder of ACME and has served as our President and Chief Operating Officer and as a member of our Board since 1997. Since December of 1996, Mr. Gealy has been involved in development activities for ACME. Before founding ACME, Mr. Gealy served for one year as Executive Vice President of Benedek Broadcasting Corporation. From 1991 to 1996, Mr. Gealy was a Vice President and General Manager of WCMH and, under a local marketing agreement, WWHO, both in Columbus, Ohio, and following the acquisition of these stations by NBC, served as President and General Manager of these stations.

    Thomas Allen is a founder of ACME and has served as our Executive Vice President and Chief Financial Officer and as a member of our Board since 1997. Since June 1996, Mr. Allen has been involved in development activities for ACME. From August 1993 to May 1996, Mr. Allen was the Chief Operating Officer and Chief Financial Officer for Virgin Interactive Entertainment. Before that Mr. Allen served as Senior Vice President and Chief Financial Officer of the Fox Broadcasting Company from its inception in 1986 to 1993.

    James Collis has served as a member of our Board since July 1999. Mr. Collis is an Executive Vice President of Seaport Capital, LLC a limited liability company formed to manage Seaport Capital Partners II, L.P., CEA Capital Partners USA, L.P. and CEA Capital Partners USA CI, L.P. Mr. Collis has served in this role since February 2000. Prior to Seaport Capital, Mr. Collis served as Executive Vice President of CEA Management Corp., a corporation formed to manage CEA Capital Partners USA, L.P. and CEA Capital Partners USA CI, L.P. Before joining CEA Management Corp., Mr. Collis was a Principal at Chase Manhattan Bank beginning in December 1996. Before becoming a Principal, Mr. Collis was a Vice President of Chase Manhattan Bank beginning in June 1995 and an associate before that beginning in June 1991.

    Thomas Embrescia has served as a member of our Board since we acquired WTVK from Second Generation Television, Inc. in June 1998. Mr. Embrescia is the Chairman and principal investor of Second Generation Television, a company he formed in 1993. In addition, he also serves as chairman or Chief Executive Officer and is a principal investor in several other media and marketing related businesses. Mr. Embrescia has over 31 years of experience in the broadcasting and media industry.

    Brian McNeill has served as a member of our Board since July 1999. Since 1996, he has been the Managing General Partner of Alta Communications, a private venture capital firm he co-founded, which specializes in the communications industry. Since 1986, Mr. McNeill has been a general partner of various funds affiliated with Burr, Egan, Deleage & Co., a major private equity firm which specializes in investments in the communications and technology industries. He currently serves on the board of Radio One, Inc. a publicly traded company on the NASDAQ exchange

    Michael Roberts has served as a member of our Board since April 1999. Mr. Roberts is a co-founder of Roberts Broadcasting which owns several television stations in medium-sized markets in the U.S. and has served as its Chairman and Chief Executive Officer since 1981. Mr. Roberts is also a 50% owner of the Roberts Tower Company, which owns over 165 broadcast and telecommunications towers. He is also the founder of companies active in commercial real estate development, construction program management and corporate management consulting. Mr. Roberts is also a director of Alamosa Holdings, Inc., a publicly held company and Sprint's largest affiliate.

    Darryl Schall has served as a member of our Board since July 1999. Mr. Schall is a Managing Director of Trust Company of the West and has been employed by Trust Company of the West since November 1995. Mr. Schall was Director of Research at Crescent Capital Corporation from July 1994 until its acquisition by Trust Company of the West in 1995.

    See "Certain Relationships and Related Transactions" below for a description of the long-term voting agreement entered into in 1999 between the Company and Messrs. Kellner, Gealy, Allen, Embrescia and Roberts, and investment funds managed by or affiliated with Alta Communications, BancBoston, CEA Capital and TCW Asset Management Company, all of whom are current stockholders.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE DIRECTORS LISTED ABOVE. WE WILL VOTE PROXIES RECEIVED BY US IN FAVOR OF THE ABOVE NOMINEES UNLESS A CONTRARY CHOICE IS INDICATED.

                             DIRECTORS' COMPENSATION

                  Our directors do not currently receive any cash compensation for services on our Board of Directors or any committee of our board. However, directors may be reimbursed for expenses they incur in attending board and committee meetings. All directors are eligible to participate in our 1999 Stock Incentive Plan. No grants of stock options were made to our directors in 2000 in their capacity as directors.

                           BOARD OF DIRECTORS MEETINGS

                  The Board of Directors met four times during 2000. Each director attended more than 75% of all meetings of the Board and Committees on which he served.

                                BOARD COMMITTEES

Audit Committee

                  On June 14, 2000 the Board of Directors amended our Audit Committee Charter. Our Audit Committee is comprised of Darryl Schall and James Collis. Our Audit Committee recommends the engagement of independent public accountants, reviews with the independent public accountants the plans and results of such audit engagement, approves professional services provided by the independent public accountants, reviews independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of our internal accounting controls. The Audit Committee met four times in 2000.

Compensation Committee

                  Our Compensation Committee is comprised of Thomas Embrescia and Brian McNeill. The committee determines the compensation of our executive officers and administers our 1999 Stock Incentive Plan, as amended. The Compensation Committee met three times in 2000.


                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT


    The following contains information regarding the beneficial ownership of our common stock as of March 28, 2001, for:

    - holders or groups of related holders who, individually or as a group, are known to us to be the beneficial owners of 5% or more of our common stock;

    -   our executive officers;

    -   each director;

    -   our executive officers and directors as a group.

    Unless otherwise noted, the address for each person or entity named below is c/o ACME Communications, Inc. 2101 E. Fourth Street, Suite 202, Santa Ana, California 92705.

    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, the Section titled "Certain Relationships and Related Transactions", and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.



                                                                           SHARES OF           PERCENTAGE OF
                                                                          COMMON STOCK          COMMON STOCK
                         NAME AND ADDRESS                                 BENEFICIALLY          BENEFICIALLY
                       OF BENEFICIAL OWNER                                    OWNED                 OWNED
                       -------------------                                ------------         --------------
Directors and Executive Officers:
   Jamie Kellner                                                             1,001,459               5.98%
   Douglas Gealy                                                               739,883               4.42%
   Thomas Allen                                                                737,218               4.40%
   Ed Danduran                                                                  12,467                  *
   James Collis(1)                                                           1,535,360               9.17%
   Thomas Embrescia(2)                                                         238,464               1.42%
   Brian McNeill(3)                                                          1,535,360               9.17%
   Michael Roberts                                                             471,700               2.82%
   Darryl Schall(4)                                                          1,172,138               7.00%

All directors and executive officers as a group (9 persons)                  7,444,048              44.44%


5% or Greater Beneficial Owners:
   Alta Communications, Inc./Burr, Egan, Deleage & Co., Inc.(3)              1,535,360               9.17%
   Banc Boston Ventures Inc.(5)                                              1,462,918               8.73%
   CEA Capital Partners USA, LP(1)                                           1,535,360               9.17%
   Dimensinal Fund Advisors Inc.(6)                                            858,800               5.13%
   TCW Asset Management Company(4)                                           1,172,138               7.00%

   * Represents beneficial ownership of less than 1%.

  (1) Includes 1,151,737 shares held by CEA Capital Partners USA, L.P. and 355,180 shares held by CEA Capital Partners USA CI, L.P., two limited partnerships which own CEA ACME, Inc. which holds 28,443 shares. Mr. Collis, one of our directors, is an Executive Vice President of Seaport Capital, LLC, a limited liability company formed to manage CEA Capital Partners USA, L.P. and CEA Capital Partners USA CI, L.P. and therefore may be deemed to having voting and investment power over the shares. Mr. Collis and Seaport Capital, LLC have no pecuniary interest in and disclaim beneficial ownership of these shares. The address for Seaport Capital, LLC is 199 Water Street, 20th Floor, New York, New York 10038.

  (2) Includes 47,229 shares held by each of three trusts, 1994 Embrescia FITrust f/b/o F.M. Embrescia, 1994 Embrescia FITrust f/b/o M.M. Embrescia and 1994 Embrescia FITrust f/b/o A.M. Embrescia, of which Mr. Embrescia is trustee. Mr. Embrescia is deemed to be the beneficial owner of these shares. The address for Mr. Embrescia is 3029 Prospect Avenue, Cleveland, OH 44115.

  (3) Includes 28,443 shares held by Alta ACME, Inc., and 376,729 shares held by Alta Subordinated Debt Partners III, LP, 1,105,035 shares held by Alta Communications VI, LP, and 25,153 shares held by Alta Comm S by S, LLC, entities which own Alta ACME, inc. Alta Subordinated Debt Partners III, L.P. is managed by Burr, Egan, Deleage & Co., Inc. and Alta Communications VI, L.P. and Alta Comm S By S, LLC are indirectly managed by Alta Communications, Inc. which may be deemed to have investment powers with respect to the shares held by these partnerships. Mr. McNeill is the general partner of the general partner of Alta Subordinated Debt Partners III and of Alta Communications VI and is a member of Alta Comm S by S, and may be deemed to have investment power with respect to the shares owned by these funds. Mr. McNeill disclaims beneficial ownership of the shares held by these funds, except to the extent of his proportionate pecuniary interest therein. The address for both Alta Communications, Inc. and Burr, Egan, Deleage & Co., Inc., which have common ownership, is 200 Clarendon Street, 51st Floor, Boston, MA 02116.

  (4) Includes 21,186 shares held by LINC ACME, 777,436 shares held by TCW Leveraged Income Trust, LP, and 373,516 shares held by TCW Shared Opportunity Fund II LP, investment funds for which TCW Asset Management provides investment advisory services. LINC ACME is a subsidiary of TCW Leveraged Income Trust, LP. Mr. Schall is a Managing Director of TCW Asset Management and may be deemed to have investment powers with respect to the shares owned by these funds. Mr. Schall has no pecuniary interest in and disclaims beneficial ownership of these shares. The address for TCW Asset Management Company is 11100 Santa Monica Boulevard, Suite 2000, Los Angeles, CA 90025.

  (5) BankBoston Corporation directly or indirectly has voting control with respect to the stock of BancBoston Ventures. The address for BancBoston Ventures Inc. is 100 Federal Street, Boston, MA 02110.

  (6) Based solely on a Schedule 13G dated February 2, 2001. The address for Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, Santa Monica, CA 90401.

                SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

                  Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and NASDAQ. These persons are required by regulation of the SEC to furnish us with copies of all Section 16(a) forms they file.

                  Based solely on our review of the copies of such forms that we received, or written representations from certain reporting persons, we believe that during 2000, our officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements.



           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Brian McNeill and Thomas Embrescia served as members of our Compensation Committee during 2000. Mr. Embrescia and an affiliate of Mr. McNeill's are parties to the voting agreement and the registration rights agreement described under Certain Relationships and Related Transactions.



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


Agreements with Various Sellers of Stations

    In connection with our stations in Utah and New Mexico, we entered into long-term agreements to lease studio facilities and/or transmission tower space from affiliates of Michael and his brother, Steven Roberts. These leases have varying terms of approximately five to fifteen years and provide for monthly payments aggregating approximately $1,687,000, subject to adjustment based on the Consumer Price Index.


Voting Agreement

    We have entered into a long-term voting agreement with Messrs. Kellner, Gealy, Allen, Embrescia and Roberts, and investment funds managed by or affiliated with Alta Communications, BancBoston, CEA Capital and TCW Asset Management Company, all of whom are current stockholders. Pursuant to the long-term voting agreement, Messrs. Kellner, Gealy, Allen, Embrescia and Roberts and affiliates of Alta Communications, BancBoston, CEA Capital and TCW Asset Management Company all have agreed to vote their shares of voting stock in favor of certain named designees pursuant to which they will be able to elect at least a majority of our board. The long-term voting agreement will expire October 5, 2001. In addition to being stockholders, Messrs. Kellner, Gealy, Allen, Embrescia and Roberts are all directors. Furthermore, Messrs. Collis, McNeill and Schall are each employed by affiliates of the investment fund stockholders (Seaport Capital Partners, Alta Communications and TCW Asset Management Company, respectively) and each serve as directors of our company.


Registration Rights

    We have entered into a registration rights agreement with all of our pre-initial public offering investors, including Messrs. Kellner, Allen and Gealy and each of our non-management directors or their affiliates. At any time 180 days after the Company's initial public offering, these stockholders, holding an aggregate of at least 25% of the stock covered by this registration rights agreement, may demand that we file a registration statement under the Securities Act covering all or a portion of the securities of ours held by them. However, the securities to be registered must have an anticipated aggregate public offering price of at least $10.0 million. These stockholders can effect two such demand registrations.

    When we are eligible to use a Registration Statement on Form S-3 to register an offering of our securities, these stockholders may request that we file a registration statement on Form S-3, covering all or a portion of securities of ours held by them, if the aggregate public offering price is at least $2.0 million. These stockholders can request that we file two S-3 registration statements per year.

    These registration rights are subject to our right to delay the filing of a registration statement, not more than once in any 12-month period, for not more than 90 days.

    In addition, these stockholders will have piggyback registration rights. If we propose to register any common stock under the Securities Act, other than pursuant to the registration rights noted above, these stockholders may require us to include all or a portion of their securities in such registration. However, the managing underwriter, if any, of any such offering has rights to limit the number of registrable securities proposed to be included in such registration.

    We would bear all registration expenses incurred in connection with these registrations. The stockholders would pay all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of their securities.

    The registration rights of each stockholder under the registration rights agreement terminate when that stockholder may transfer its securities under Rule 144 promulgated under the Securities Act or their shares have otherwise been transferred.


The WB Network

    Our stations have entered into affiliation agreements and, from time to time, related marketing arrangements with The WB Network. Mr. Kellner is an owner and the Chief Executive Officer of The WB Network. We believe that the terms of each of these affiliation agreements or marketing agreements are or were at least as favorable to us or our affiliates as those that could be obtained from an unaffiliated party.

                       COMPENSATION OF EXECUTIVE OFFICERS

Executive Compensation

The following table sets forth compensation earned for the years ended December 31, 2000, 1999 and 1998 by all of our executive officers.




                           SUMMARY COMPENSATION TABLE

                                                                                              LONG-TERM
                                                                                            COMPENSATION
                                                                                        ---------------------
       NAME AND                                                           OTHER ANNUAL  SECURITIES UNDERLYING      ALL OTHER
  PRINCIPAL POSITION           YEAR         SALARY(4)          BONUS(2)   COMPENSATION     OPTIONS/SARS(1)       COMPENSATION(3)
-----------------------        ----         --------         ----------   ------------  ---------------------   ----------------
Jamie Kellner                  2000         $250,000               --           --            --                        --
   Chairman of the             1999          175,000         $1,145,000         --         838,635                      --
   Board and Chief             1998          175,000            100,000         --            --                        --
   Executive Officer

Douglas Gealy                  2000          375,000               --              *          --                    $ 5,045
   President and Chief         1999          300,000            877,500            *       685,228                  $ 4,345
   Operating Officer           1998          300,000             25,000            *          --                     93,900

Thomas Allen                   2000          375,000               --              *          --                    $ 5,045
   Executive Vice              1999          300,000            877,500            *       685,228                    2,716
   President and Chief         1998          300,000             25,000         --            --                      6,334
   Financial Officer

Ed Danduran                    2000          127,505             20,000         --          22,000                    4,575
   Vice President,             1999          115,004             25,000         --          38,000                    1,504
   Controller                  1998          106,016             20,000         --            --                      3,000

(1) We did not have restricted stock, stock appreciation rights or payouts on long term incentive compensation plans during the periods covered.

(2) Amounts disclosed in the column reflect payments under the incentive provisions of the individual employment and consulting agreements.

(3) The 2000 amounts disclosed in this column are for the Company's matching contributions under our 401K savings plan.

(4) For Mr. Kellner, this amount is his consulting fee.

* Less than $50,000 or 10% of such employee's total salary and bonus for said year.

                     EMPLOYMENT ARRANGEMENTS AND AGREEMENTS

Employment Contracts

    We have entered into a non-exclusive consulting agreement with Mr. Kellner and full-time exclusive employment agreements with each of Messrs. Gealy and Allen. Each of the agreements expires on June 16, 2002. We will have the option to extend the term of these agreements until September 29, 2003. If we exercise the extension option, the current base salary at the time of exercise would be increased by 10% for the period of the extension. If we do not exercise the extension option, vesting of all of the stock options granted on September 30, 1999 under the 1999 Stock Incentive Plan will accelerate and become immediately exercisable on June 16, 2002. The employment and consulting agreements provide for annual compensation reviews by our Compensation Committee, with stipulated minimum annual adjustments equal to increases in the Consumer Price Index.

    As of December 31, 2000, Mr. Kellner's annual consulting fee was $250,000. Beginning January 1, 2001, Mr. Kellner's annual consulting fee is $258,500. Mr. Kellner is entitled to annual cash bonuses as determined by our Compensation Committee. Mr. Kellner declined consideration for a cash bonus for 2000 and none was paid.

    As of December 31, 2000, each of Mr. Gealy's and Mr. Allen's base salary was $375,000. For the year beginning January 1, 2001, each of Mr. Gealy's and Mr. Allen's base salary is $387,750. Mr. Gealy and Mr. Allen are entitled to annual cash bonuses as determined by our Compensation Committee. Mr. Gealy and Mr. Allen both declined consideration for a cash bonus for 2000 and none was paid.

    The Compensation Committee also is charged with the responsibility to recommend to our Board of Directors for adoption an annual cash incentive plan under which Messrs. Kellner, Gealy and Allen will be eligible to receive awards. This plan has not yet been finalized and is anticipated to become effective for the year beginning January 1, 2001. Each executive will be awarded cash incentives under such plan if they meet performance targets during 2001.

    Mr. Danduran is employed by us pursuant to a full-time exclusive employment agreement that expires December 31, 2002. Mr. Danduran's base salary was $127,505 at December 31, 2000 and will increase by $10,000 each January 1st. Mr. Danduran is entitled to an annual cash bonus with a target of up to 20% of his current base salary. The Company awarded Mr. Danduran a cash bonus of $20,000 for 2000 that was paid in February 2001.

                                  OPTION GRANTS

                  The following table provides details regarding stock options granted to each of our executive officers in 2000.


                                INDIVIDUAL GRANTS


                    NUMBER OF     % OF TOTAL
                    SECURITIES     OPTIONS                                         VALUE AT     POTENTIAL REALIZABLE VALUE AT
                    UNDERLYING    GRANTED TO  EXERCISE     MARKET                 GRANT DATE           ASSUMED ANNUAL
                     OPTIONS      EMPLOYEES       OR      PRICE ON                   MARKET          RATES OF STOCK PRICE
                     GRANTED      IN FISCAL   BASE PRICE  THE DATE   EXPIRATION      PRICE      APPRECIATION FOR OPTION TERM(3)
NAME                    (#)         YEAR        ($/SH)    OF GRANT      DATE           0%            5%                 10%
----                ----------    ----------  ----------  --------   ----------   ----------    ---------          ------------
Jamie Kellner           --           n/a          n/a       n/a-         n/a          n/a           n/a                n/a
Douglas Gealy           --           n/a          n/a       n/a          n/a          n/a           n/a                n/a
Thomas Allen            --           n/a          n/a       n/a          n/a          n/a           n/a                n/a
Ed Danduran         10,000(1)       2.22%       $24.88     $24.88       2/10/10      $ --        $156,469          $396,523
                    12,000(2)       2.66%        9.13       9.13       11/14/10        --         68,902            198,282


-----------

(1) These stock options were granted on February 11, 2000, under our 1999 Stock Incentive Plan. The options vest in five equal annual installments beginning on February 11, 2001. Unless the Board of Directors determines otherwise, these stock options will fully accelerate and become immediately exercisable upon a change in control event as defined in the Company's 1999 Stock Incentive Plan

(2) These stock options were granted on November 15, 2000, under our 1999 Stock Incentive Plan. The options vest in three equal annual installments beginning on November 15, 2001. Unless the Board of Directors determines otherwise, these stock options will fully accelerate and become immediately exercisable upon a change in control event as defined in the Company's 1999 Stock Incentive Plan.

(3) Potential gains are net of the exercise price but before taxes associated with the exercise and assume that the options are exercised on the latest possible date. The 5% and 10% assumed annual rates of compounded stock appreciation are pursuant to the rules of the Securities and Exchange Commission and do not represent our estimate or projection of the future common stock price. Actual gains, if any, on stock option exercises depend on our future financial performance, overall market conditions and the option holders' continued employment through the vesting period.



AGGREGATED OPTION EXERCISES IN FISCAL YEAR 2000 AND FISCAL YEAR-END OPTION VALUE

                  None of the stock options held by our executive officers were exercised during 2000. The following table sets forth information with respect to the exercisable and non-exercisable stock options held by our executive officers at the end of 2000.


                                  NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                   UNDERLYING OPTIONS               IN-THE-MONEY OPTIONS
                                       AT FY-END                          AT FY-END (1)
                             --------------------------------       ------------------------------
     NAME                    EXERCISABLE        UNEXERCISABLE       EXERCISABLE      UNEXERCISABLE
     ----                    -----------        -------------       -----------      -------------

     Jamie Kellner              209,659            628,706              $ 0                $ 0
     Douglas Gealy              171,307            513,921                0                  0
     Thomas Allen               171,307            513,921                0                  0
     Ed Danduran                 10,667             49,333                0                  0


----------

 (1) None of the options granted to any of the Executives are exercisable at a price below $9.125 per share, which was the market price on the last trading day of the year, December 31, 2000. No assumptions or representations regarding the value of such options are made or intended.


                     COMPARISON OF CUMULATIVE TOTAL RETURNS


                  The following graph compares the cumulative total stockholder return on a $100 investment in our common stock with the cumulative total return of a $100 investment in (a) the NASDAQ Composite Index and (b) a composite index of the following four peer companies: (1) Granite Broadcasting Corporation, (2) Hearst-Argyle Television, Inc., (3) Sinclair Broadcasting Group, Inc. and (4) Young Broadcasting Inc. Our peers were selected by the Company on a line-of-business basis and weighted for market capitalization. The graph is intended to provide a relevant comparison of total returns for the period from September 30, 1999 (the day our common stock commenced trading) through December 31, 2000. Because we effected our initial public offering in September 1999, the information in the graph is provided at quarter end intervals. The total return on the common stock is measured by dividing the difference between the common stock price at the end and the beginning of the measurement period by the common stock price at the beginning of the measurement period. The graph for our Company and each of the indices also assumes the reinvestment of dividends.
Note: We caution that past stock price performance shown for our common stock is not necessarily indicative of future price performance

                            ACME COMMUNICATIONS, INC.

                      COMPARISON OF CUMULATIVE TOTAL RETURN
                    SEPTEMBER 30, 1999 TO DECEMBER 31, 2000*


                              [PERFORMANCE GRAPH]



                   9/30/99       12/31/99       3/31/00         6/30/00       9/30/00       12/31/00
                   -------       --------       -------         -------       -------       --------
ACME                100.00        107.26          73.79           58.87        29.03          29.44
Peer Group          100.00        113.11          78.42           80.25        87.71          89.93
NASDAQ              100.00        147.80         165.89          144.24        132.72         88.86
                                                      Closing Date

                          COMPENSATION COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

                  The Compensation Committee consists of Mr. Embrescia and Mr. McNeill, both of whom are non-employee directors. The philosophy of the Compensation Committee is to attract, motivate and retain highly skilled and effective executives who can achieve long-term success in the Company's present competitive environment. The Compensation Committee is responsible for making recommendations to our Board concerning our executive officers' compensation levels, administers our stock incentive plan and determines awards to be made under the plan to our officers and all other eligible individuals. The Compensation Committee may consider other forms of compensation, both short and long-term, in addition to those generally described above. At the time of our IPO, the Compensation Committee approved all of our executives' employment and consulting agreements.

                  Chief Executive Officer Compensation. Mr. Kellner was compensated in accordance with his three-year consulting agreement, which provides for an annual consulting fee of $250,000 in 2000. Although his agreement also provides for an annual cash incentive award, Mr. Kellner declined to be considered for such an award for 2000. In determining the annual consulting fee for Mr. Kellner's consulting agreement, the Compensation Committee considered the compensation of comparable executives at peer companies in the broadcasting industry (some of which are included in the peer group index in the performance graph), taking into account Mr. Kellner's responsibilities, experience, and individual performance.

                  Other Executives. The Company has also entered into three-year employment contracts with each of Mr. Allen and Mr. Gealy. These agreements provide for a base salary, a discretionary cash bonus and a one-time special cash bonus in connection with the successful completion of our initial public offering. Each of the executive officer's base salary for calendar year 2000 was $375,000 which was determined using the same criteria set forth above for Mr. Kellner. Mr. Gealy and Mr. Allen also are eligible to receive a discretionary cash bonus, which both declined to be considered for in 2000.

                  Stock Options. In 2000, the Company awarded an aggregate of 22,000 stock options for the Company's common stock to Mr. Ed Danduran, the Company's Vice President -- Controller. In determining the aggregate award of options to its executives, the Compensation Committee makes a subjective assessment as to the appropriate level of equity to be granted to sufficiently and properly incentivize the executives and align their interests with those of the Company's stockholders.

                  The Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code does not permit us to deduct cash compensation in excess of $1 million paid to the chief executive officer and the four highest compensated executive officers during any taxable year, unless such compensation meets certain requirements.

                                  Thomas Embrescia
                                  Brian McNeill

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

                  The Compensation Committee of the Company is composed entirely of the outside directors named as signatories to the Compensation Committee report above, as was the case during fiscal 2000. Except for the voting agreement noted under the caption "Certain Relationships and Related Transactions" above, the Compensation Committee members do not have any non-trivial professional, familial or financial relationship with the Chief Executive Officer, other executive officers or the Company, other than his directorship.

                             AUDIT COMMITTEE REPORT

     Our Audit Committee is composed of two independent directors and operates under a written charter adopted by our Board of Directors and last amended June 14, 2000. The members of the Audit Committee are Messrs. Collis and Schall. The Audit Committee recommends to the Board of Directors, subject to stockholder ratification, the selection of our independent accountants.

    Management is responsible for our internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

    In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

    Our independent accountants also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm's independence.

    Based upon the Audit Committee's discussions with management and the independent accountants and the Audit Committee's review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2000 filed with the Securities and Exchange Commission.


                                             The Audit Committee

                                                    James Collis
                                                   Darryl Schall


                         INDEPENDENT PUBLIC ACCOUNTANTS

                  Our Board of Directors has appointed KPMG LLP as our independent public accountants for 2001. KPMG LLP has served as our independent public accountants since 1997.

                  We expect representatives of KPMG LLP to be at the Annual Meeting and to be available to respond to questions from stockholders. We will give the KPMG LLP representatives an opportunity to make a statement if they desire.

                  Ratification of appointment of KPMG LLP as our independent public accountants for 2001 will require the affirmative vote of a majority of voting shares of the common stock represented in person or by proxy at the Annual Meeting. If the stockholders do not make such ratification, the Audit Committee and the Board of Directors will reconsider the appointment.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE
              APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT AUDITORS.


                                 ACCOUNTANT FEES

                  Fees for the last annual audit, including quarterly reviews, were approximately $175,000. There were no fees incurred relating to Financial Information Systems Design and Implementation. All other fees were approximately $1,150 and related to tax planning services.

                  Our Audit Committee determined that KPMG LLC's provision of services for all non-audit fees in 2000 is compatible with maintaining KPMG LLC's independence.

                         FINANCIAL AND OTHER INFORMATION

                  Our Annual Report for the year ended December 31, 2000, including financial statements, is being sent to stockholders of record as of the close of business on April 27, 2001, together with this Proxy Statement. We will furnish, without charge, a copy of our Annual Report on Form 10-K (without exhibits) for the year ended December 31, 2000, as filed with the Securities and Exchange Commission, to any stockholder who submits a written request to our corporate Secretary at our offices, 2101 E. Fourth Street, Ste. 202, Santa Ana, California 92705.

                              STOCKHOLDER PROPOSALS

                  Any stockholder who intends to present a proposal at our 2002 Annual Stockholders' Meeting must deliver the proposal to us at our principal executive offices not later than January 1, 2002 for inclusion in our proxy statement and form of proxy relating to the meeting.

                  Stockholder proposals submitted outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934 (i.e., a proposal to be presented at the next annual meeting of stockholders but not submitted for inclusion in the Company's Proxy Statement for that meeting) must be timely submitted. Until further notice, to be timely with respect to our 2002 Annual Stockholders' Meeting (which is presently expected to be held in May 2002), a stockholder's notice of director nominations or of business to be brought before such Annual Meeting must be received in writing by the Secretary of the Company at the principal executive office of the Company not less than ninety (90) days nor more than one hundred and twenty (120) days before the first anniversary of our 2001 Annual Meeting (provided, however, that if the date of the 2002 Annual Stockholders' Meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be delivered no less than ninety (90) days (or 10 days after the day on which we make a public announcement of such Annual Meeting) nor more than one hundred and twenty (120) days before the date of such 2002 Annual Meeting). Such notice must also contain certain additional information required by the Bylaws and otherwise comply with applicable legal requirements. Stockholders may obtain a complete copy of the Company's Bylaws, as amended, by submitting a request to the Secretary of the Company at the address set forth above under "Financial and Other Information.



                                  OTHER MATTERS

                  The Board of Directors knows of no matters to be presented for action by the stockholders at the Annual Meeting other than those described in this Proxy Statement. Unless otherwise indicated, if any other matter is properly brought before the meeting and may be properly acted upon, the persons named in the accompanying form of proxy will be authorized by such proxy to vote the proxies thereon in accordance with their best judgment.

                                                     For the Board of Directors


                                                     Thomas Allen
                                                     Executive Vice President,
                                                     Chief Financial Officer and
                                                     Secretary
April 30, 2001

                                     PROXY

                           ACME COMMUNICATIONS, INC.
                    PROXY FOR ANNUAL MEETING OF MAY 31, 2001

     The undersigned hereby appoints Thomas Allen and Douglas Gealy, or either of them, as attorneys-in-fact, with full power of substitutions, to vote in the manner indicated below, and with discretionary authority as to any other matters that may properly come before the meeting, all shares of common stock of ACME Communications, Inc. which the undersigned is entitled to vote at the annual meeting of stockholders of ACME Communications, Inc. to be held on May 31, 2001, at Trust Company of the West, 11100 Santa Monica Blvd., 20th Floor, Los Angeles, California at 9:00 a.m. (local time) or any adjournment thereof.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 AND 2

1.   Election of the eight nominees for director set forth in the Proxy
     Statement

       Nominees: Jamie Kellner, Douglas Gealy, Thomas Allen, James Collis, Thomas Embrescia, Brian McNeill, Michael Roberts and Darryl Schall

     FOR ALL: [ ]    WITHHELD FOR ALL:  [ ]     FOR ALL EXCEPT:  [ ] _____

2.   Ratification of the Appointment of KPMG LLP as independent auditors.

              FOR : { ]    AGAINST: [ ]    ABSTAIN: [ ]

3. Such other matters as may properly come before the meeting or any adjournment thereof. As to such other matters the undersigned hereby confers discretionary authority.

             NOT VALID UNLESS DATED AND SIGNED ON THE REVERSE SIDE

     This Proxy When Properly Executed Will be Voted as Directed. If No Direction is Made. This Proxy Will be Voted FOR the Nominees for Directors and FOR the Ratification of KPMG LLP as Independent Auditors.


Dated:         , 2001


-----------------------------
       Signature(s):

-----------------------------


Note: Please sign exactly as your name is printed. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Please mark, sign and date, and return the proxy card promptly using the enclosed envelope.